EXHIBIT 99.1

Ryan Specialty Signs Definitive Agreement

To Acquire US Assure

AUGUST 1, 2024 | CHICAGO, IL – Ryan Specialty (NYSE: RYAN), a leading international specialty insurance intermediary, is pleased to announce it has signed a definitive agreement to acquire US Assure Insurance Services of Florida, Inc. (“US Assure”). US Assure, headquartered in Jacksonville, FL, is a leading program specializing in builder’s risk insurance, and will become a part of our Underwriting Managers Specialty within Ryan Specialty.

Established in 1977, US Assure is highly regarded in the small to middle market segment of the builder’s risk insurance market, with a diversified portfolio throughout the United States and relationships with over 20,000 active agents. US Assure’s underwriting is enhanced by a sophisticated and robust proprietary technology platform that provides ease of access to insurance brokers and expedites the underwriting and policy issuance process. US Assure issues admitted market insurance coverage on behalf of Zurich American Insurance Company, an AM Best “A+” rated carrier.

Patrick G. Ryan, Founder, Chairman and CEO of Ryan Specialty, remarked, “US Assure is one of our industry’s oldest and highest quality programs, and has developed an outstanding business in a difficult class. Specializing in builder’s risk, US Assure underwrites a diversified portfolio of residential, commercial, and remodeling projects in non-urban locations as well as large metropolitan areas. Ty Petway and his team have consistently produced profitable business on behalf of their carrier trading partner. We look forward to including US Assure in the Ryan Specialty family.”

Commenting on this acquisition, Miles Wuller, President and CEO of Ryan Specialty Underwriting Managers, said, “The underwriting talent and the proprietary technology that US Assure has developed is second to none. As a best-in-class program with scale and sophistication in the builder’s risk SME segment, particularly for residential risks, US Assure will provide a strong foothold for RSUM in this space and further balance our product offerings. The United States still faces a material shortfall in available housing units. We see long term secular growth opportunities for residential construction, as well as renovation and small commercial projects, that will fuel an expanded need for builder’s risk insurance. CEO Ty Petway, President Alan Ferguson, CFO Selena Breedlove and their team are the perfect fit for Ryan Specialty to enter this crucial segment.”

Ty Petway, CEO of US Assure, stated, “Having been an independent program for over 47 years, choosing the right partner was paramount for us. Ryan Specialty, with its very talented team and trading partner-centric, employee-centric culture is the right fit for US Assure. Ryan Specialty’s values and emphasis on profitable underwriting align with the US Assure way. Being a part of the RSUM platform, with its extensive distribution relationships and technical expertise, will enable our team to continue to grow and expand. We are very much looking forward to being a part of the Ryan Specialty family.”

Zurich will remain the builder’s risk carrier, providing the same program capacity and underwriting guidelines. Ryan Specialty will hold a mutually exclusive underwriting agreement with Zurich for admitted course of construction projects. Producers can continue to quote and issue policies at usassure.com, and the same great staff of experts will be there to service and underwrite customer accounts from Jacksonville, FL. Other premises liability and property products available through US Assure will also continue to be offered.

The acquisition is expected to close during the third quarter of 2024, subject to customary closing conditions.

Dowling Hales served as exclusive financial advisor to US Assure. Ardea Partners served as exclusive financial advisor to Ryan Specialty.

About Ryan Specialty

Founded in 2010, Ryan Specialty is a service provider of specialty products and solutions for insurance brokers, agents, and carriers. Ryan Specialty provides distribution, underwriting, product development, administration, and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents, and carriers. Learn more at ryanspecialty.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve substantial risks and uncertainties and that reflect the Company’s current expectations and projections with respect to, among other things, its plans, objectives, and business. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the proposed transaction and opportunities related thereto, including US Assure’s ability to meet certain performance targets or expectations, as well as the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties, known and unknown, that may cause actual results to differ materially from those that the Company expected, including potential adverse reactions or competitive responses to our acquisitions and other transactions, the possibility that the anticipated benefits of our acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of acquired assets and operations, the occurrence of any event, change or other circumstances that could give rise to the termination of the US Assure acquisition agreement, risks related to disruption of management time from ongoing business operations due to the transaction and our ability to access or obtain debt financing on terms satisfactory to us or at all. For more detail on the risk factors that may affect the Company’s results, see the section entitled “Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), and in other documents filed with, or furnished to, the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Given these factors, as well as other variables that may affect the Company’s operating results, you are cautioned not to place undue reliance on these forward-looking statements, not to assume that past financial performance will be a reliable indicator of future performance, and not to use historical trends to anticipate results or trends in future periods. The forward-looking statements included in this press release relate only to events as of the date hereof. The Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact:

Media Alice Phillips Topping Chief Marketing & Communications Officer Ryan Specialty Alice.Topping@ryanspecialty.com (312) 635-5976	Investor Relations Nicholas Mezick Director, Investor Relations Ryan Specialty IR@ryanspecialty.com (312) 784-6152

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